EXHIBIT 99.1


Gasco
------
Energy


For Release on Tuesday, August 21, 2007 at 8:30 AM EDT
                 GASCO ENERGY PROVIDES INTERIM OPERATIONS UPDATE


DENVER - (PR Newswire) - August 21, 2007- Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah.

As previously announced, Gasco successfully completed the Federal #14-31 (GSX operates with 100% working interest) in five Mancos shale stages. Upon drilling out the frac plugs, the well was turned on at a rate of 4.7 million cubic feet of natural gas per day (MMcf/d) with a casing pressure of 7,500 psi and a flowing tubing pressure of 5,128 psi against a line pressure of 722.1 psi.

During the next 24 hours, the well flowed back associated frac fluids and sold gas to sales of 2.1 MMcf with approximately 421 barrels of water, included in which is primarily frac fluids, on a 14/64" choke with 2,700 psi flowing tubing pressure and 4,500 psi flowing casing pressure.

Commenting on the Federal #14-31, Gasco Chief Operating Office, Mike Decker, said, "We are pleased with the results from the Mancos pay. The initial gas and fluid rates are in line with what we had modeled for our first Mancos test. The results are also in line with other Uinta Basin operators' Mancos production data that is now becoming available through Utah state agencies. After thorough monitoring and analysis of production attributes and reservoir characteristics, we plan to re-enter the well to further complete the uphole pay which is present in the Wasatch, Mesaverde and Blackhawk formations."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and petroleum exploitation and development and production company engaged in locating and developing hydrocarbons resources, primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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